Exhibit 99.1

NEWS RELEASE

Xenon Pharmaceuticals Confirms Closing of Transaction with Teva and Announces Preferred Share Exchange Agreement with BVF Partners L.P.

BURNABY, British Columbia, March 28, 2018 -- Xenon Pharmaceuticals Inc. (Nasdaq:XENE), a clinical stage biopharmaceutical company, today reported the closing of the previously announced transaction with Teva Pharmaceuticals International GmbH, along with Teva Canada Limited (collectively, “Teva”), to terminate by mutual agreement the collaborative development and license agreement dated December 7, 2012, as amended. In connection with the closing of such transaction, Xenon has cancelled 1,000,000 common shares of Xenon that were owned by Teva. Teva will also return, license or assign to Xenon certain intellectual property including certain patent rights and will transfer regulatory filings related to TV-45070 to Xenon. The termination agreement requires Xenon to pay a low single-digit percentage royalty to Teva based on net sales of approved products, if any, resulting from any continued development and commercialization of TV-45070 by Xenon during the period that assigned or licensed patents cover such products.

On March 23, 2018, the Ontario Securities Commission issued an order granting Xenon exemptive relief from the requirements related to issuer bids under applicable Canadian securities laws in connection with the transfer and assignment to Xenon by Teva Canada Limited of the common shares that have been cancelled by Xenon.

Dr. Simon Pimstone, Xenon’s Chief Executive Officer stated, “We are pleased to close the previously announced Teva transaction, which is accretive to all of Xenon’s shareholders. We also announced today an agreement with Biotechnology Value Fund, or BVF, Xenon’s largest shareholder, to exchange a number of common shares for Series 1 preferred shares, allowing BVF to maintain a common share position that stays below a threshold of less than 20% of all Xenon common shares outstanding following the Teva transaction. BVF is our largest shareholder and has been consistently supportive of our growth and strategic direction. Following the conversion to preferred shares, BVF now has greater flexibility with respect to their ownership position, including the opportunity to increase their common share position in Xenon.”

On March 23, 2018, Xenon and certain funds affiliated with BVF Partners L.P. (collectively, “BVF”) entered into an agreement to allow for a one-for-one exchange of common shares of Xenon for Series 1 preferred shares of Xenon. BVF, an existing shareholder of Xenon, held a number of common shares of Xenon, representing approximately 19.9% of Xenon’s outstanding common shares prior to the closing of the exchange and the Teva transaction. Following entry into the exchange agreement, Xenon filed articles of amendment with the Director of Industry Canada to create an unlimited number of Series 1 preferred shares of Xenon. Pursuant to the exchange agreement, BVF has exchanged an aggregate of 2,868,000 common shares of Xenon for 2,868,000 Series 1 preferred shares of Xenon. A material change report in respect of the BVF transaction was not filed in Canada at least 21 days in advance of the closing of such transaction in order to permit Xenon to close the BVF transaction in a timeframe consistent with usual market practice for transactions of this nature.

The BVF share exchange closed on March 27, 2018. Subsequently, also on March 27, 2018, Xenon cancelled the 1,000,000 common shares transferred by Teva. Following the closing of these transactions, there were 14,171,301 common shares and 2,868,000 Series 1 preferred shares of Xenon outstanding.

About Xenon Pharmaceuticals Inc.

We are a clinical stage biopharmaceutical company focused on developing innovative therapeutics to improve the lives of patients with neurological disorders. Building upon our extensive knowledge of human genetics and diseases caused by mutations in ion channels, known as channelopathies, we are advancing – both independently and with our collaborators – a novel product pipeline of central nervous system, or CNS, therapies to address areas of high unmet medical need, such as epilepsy, migraine, and pain. For more information, please visit www.xenon-pharma.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995 and Canadian securities laws. These forward-looking statements are not based on historical fact, and include statements regarding our relationship with our current shareholders and our expectations regarding our current shareholders’ ownership position in our company. These forward-looking statements are based on current assumptions that involve risks, uncertainties and other factors that may cause the actual results, events or developments to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties, many of which are beyond our control, include, but are not limited to: our current shareholders may not increase their ownership position in our company; clinical trials may not demonstrate safety and efficacy of any of our or our collaborators' product candidates; our assumptions regarding our planned expenditures and sufficiency of our cash to fund operations may be incorrect; our efforts to expand our current pipeline may not be successful; any of our or our collaborators' product candidates may fail in development, may not receive required regulatory approvals, or may be delayed to a point where they are not commercially viable; we may not achieve additional milestones in our proprietary or partnered programs; the impact of competition; the impact of expanded product development and clinical activities on operating expenses; adverse conditions in the general domestic and global economic markets; as well as the other risks identified in our filings with the Securities and Exchange Commission and the securities commissions in British Columbia, Alberta and Ontario. These forward-looking statements speak only as of the date hereof and we assume no obligation to update these forward-looking statements, and readers are cautioned not to place undue reliance on such forward-looking statements.

“Xenon” and the Xenon logo are registered trademarks or trademarks of Xenon Pharmaceuticals Inc. in various jurisdictions. All other trademarks belong to their respective owner.

Investor/Media Contact:

Jodi Regts
VP, Corporate Affairs & Investor Relations
Xenon Pharmaceuticals Inc.
Phone: 604.484.3353
Email: investors@xenon-pharma.com